                                                               EXHIBIT 26(r)(ii)


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that I, a Director, President and Chairman of the Board of Transamerica Life Insurance Company, an Iowa corporation, do hereby appoint Craig D. Vermie and Karen J. Epp, and each of them severally, my true and lawful attorney-in-fact, for me and in my name, place and stead to execute and file any instrument or document to be filed as part of or in connection with or in any way related to the Registration Statements and any and all amendments thereto, filed by said Company under the Securities Act of 1933 and/or the Investment Company Act of 1940, as amended, in connection with the registration of the variable contracts listed below, and to have full power and authority to do or cause to be done in my name, place and stead each and every act and thing necessary in order to effectuate the same, as fully to all intents and purposes I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, may do or cause to be done by virtue hereof. Each said attorney-in-fact shall have power to act hereunder without the others.

                                                  SEC 1933
                                                    FILE
     SEPARATE ACCOUNT NAME        PRODUCT NAME     NUMBER
     ---------------------        ------------   ----------
Transamerica Corporate Separate
   Account Sixteen                 Advantage X   333-109579


     IN WITNESS WHEREOF, I have hereunto set my hand this 20th day of April, 2007.



                                        /s/ Larry N. Norman
                                        ----------------------------------------
                                        Larry N. Norman
                                        Director, President and Chairman of the
                                        Board